Exhibit 10.6
AMENDMENT TO ALL GRANT AGREEMENTS OF
RESTRICTED STOCK UNITS AND STOCK OPTIONS GRANTED UNDER
THE INTEL CORPORATION 2006 EQUITY INCENTIVE PLAN
1.	Effective January 15, 2008, the grant agreements to be used for the grant of restricted stock units and stock options under the Intel Corporation 2006 Equity Incentive Plan after January 15, 2008 are amended by the deletion of any section with the title “Leaves of Absence.”

2.	Effective January 15, 2008, the grant agreements to be used for the grant of stock options under the Intel Corporation 2006 Equity Incentive Plan on or after January 15, 2008 are amended by modifying the applicable subsection to the section with the title “The 2006 Plan and Other Agreements; Other Matters,” which reads as follows:
Notwithstanding any other provision of this Agreement, if any changes in the law or the financial or tax accounting rules applicable to the options covered by this Agreement shall occur, the Corporation may, in its sole discretion, (1) modify this Agreement to impose such restrictions or procedures with respect to the options (whether vested or unvested), the shares issued or issuable pursuant to this option and/or any proceeds or payments from or relating to such shares as it determines to be necessary or appropriate to comply with applicable law or to address, comply with or offset the economic effect to the Corporation of any accounting or administrative matters relating thereto, or (2) cancel and cause a forfeiture with respect to any unvested options at the time of such determination.
3.	Effective January 15, 2008, the grant agreements to be used for the grant of restricted stock units under the Intel Corporation 2006 Equity Incentive Plan on or after January 15, 2008 are amended by modifying the applicable subsection to the section with the title “The 2006 Plan and Other Agreements; Other Matters,” which reads as follows
Notwithstanding any other provision of these Standard Terms, if any changes in law or the financial or tax accounting rules applicable to the RSUs covered by these Standard Terms shall occur, the Corporation may, in its sole discretion, (1) modify these Standard Terms to impose such restrictions or procedures with respect to the RSUs (whether vested or unvested), the shares issued or issuable pursuant to the RSUs and/or any proceeds or payments from or relating to such shares as it determines to be necessary or appropriate to comply with applicable law or to address, comply with or offset the economic effect to the Corporation of any accounting or administrative matters relating thereto, or (2) cancel and cause a forfeiture with respect to any unvested RSUs at the time of such determination.